Exhibit T3C

DUNE ENERGY, INC.

FLOATING RATE SENIOR SECURED NOTES DUE 2016

INDENTURE

Dated as of December [__], 2011

U.S. BANK NATIONAL ASSOCIATION

as

Trustee

and

Collateral Agent

CROSS-REFERENCE TABLE

Trust Indenture Act Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.03; 7.10
	(c)	N.A.
311	(a)	7.03; 7.11
	(b)	7.03; 7.11
312	(a)	2.05
	(b)	14.03
	(c)	14.03
313	(a)	7.06
	(b)(1)	7.06
	(b)(2)	7.06
	(c)	7.06; 14.02
	(d)	7.06
314	(a)	4.03; 14.02
	(b)	13.04
	(c)(1)	7.02; 13.04; 14.04; 14.05
	(c)(2)	7.02; 13.04; 14.04; 14.05
	(c)(3)	N.A.
	(d)	13.05
	(e)	14.05
	(f)	N.A.
315	(a)	7.01(b)
	(b)	7.05; 14.02
	(c)	7.01
	(d)	7.01(c)
	(e)	6.11
316	(a)(last sentence)	2.09
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
	(c)	9.04
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.04
318	(a)	N.A.
	(c)	N.A.

N.A. means Not Applicable

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

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ARTICLE 12

INTERCREDITOR AGREEMENT

ARTICLE 13

COLLATERAL

Section 13.01.	Security Documents	71
Section 13.02.	Collateral Agent	71
Section 13.03.	Authorization of Actions to Be Taken	72
Section 13.04.	Release of Collateral	73
Section 13.05.	Use of Collateral; Compliance with Section 314(d) of the TIA	74
Section 13.06.	Powers Exercisable by Receiver or Trustee	74
Section 13.07.	Voting	75
Section 13.08.	Appointment and Authorization of U.S. Bank as Collateral Agent	75

ARTICLE 14

MISCELLANEOUS

Section 14.01.	Conflict with Other Documents	75
Section 14.02.	Notices	76
Section 14.03.	Communication by Holders of Notes with Other Holders of Notes	76
Section 14.04.	Certificate and Opinion as to Conditions Precedent	77
Section 14.05.	Statements Required in Certificate or Opinion	77
Section 14.06.	Rules by Trustee and Agents	77
Section 14.07.	No Personal Liability of Directors, Officers, Employees and Stockholders	77
Section 14.08.	Governing Law	78
Section 14.09.	No Adverse Interpretation of Other Agreements	78
Section 14.10.	Successors	78
Section 14.11.	Severability	78
Section 14.12.	Counterpart Originals	78
Section 14.13.	Table of Contents, Headings, etc.	78
Section 14.14.	Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	78
Section 14.15.	Force Majeure	79

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF NOTATION OF GUARANTEE

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INDENTURE, dated as of December [__], 2011, among DUNE ENERGY, INC., a Delaware corporation (the “Issuer”), each of the Subsidiary Guarantors from time to time party hereto, as guarantors, and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”) and as Collateral Agent.

In this Indenture, except where otherwise indicated, all references to “dollars” and “$” are to the lawful currency of the United States.

The Issuer, the Subsidiary Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the Floating Rate Senior Secured Notes due 2016 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) to be used by the Issuer or a Restricted Subsidiary in a Related Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary;

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; or

(4)	Capital Stock of any Restricted Subsidiary; provided that all the Capital Stock of such Subsidiary held by the Issuer or any of its Restricted Subsidiaries shall entitle the Issuer or such Restricted Subsidiary to not less than a pro rata portion of all dividends or other distributions made by such Subsidiary upon any of such Capital Stock;

provided, however, that, in the case of clauses (2), (3) and (4), such Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights (including by way of a Production Payment or a sale and leaseback transaction); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by Section 4.09 and/or Section 5.01 and not by the provisions of Section 4.10; and

(2)	the issuance of Equity Interests in any of the Issuer’s Restricted Subsidiaries (other than directors’ qualifying shares) or the sale of Equity Interests held by the Issuer or its Subsidiaries in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2)	a transfer of assets between or among the Issuer and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary to the Issuer or to a Restricted Subsidiary;

(4)	the sale, lease or other disposition of equipment, inventory, products, services, accounts receivable or other assets in the ordinary course of business, including in connection with any compromise, settlement or collection of accounts receivable, and any sale or other disposition of damaged, worn-out or obsolete assets or assets that are no longer useful in the conduct of the business of the Issuer and its Restricted Subsidiaries;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment that does not violate Section 4.07; including the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Restricted Payment;

(7)	the consummation of a Permitted Investment, including, without limitation, unwinding any Hedging Obligations, and including the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Permitted Investment;

(8)	a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(9)	the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by the Issuer or any Restricted Subsidiary in exchange for crude oil and natural gas properties owned or held by another Person;

(10)	the creation or perfection of a Lien (but not, except as contemplated in clause (11) below, the sale or other disposition of the properties or assets subject to such Lien);

(11)	the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(12)	the licensing or sublicensing of intellectual property, including, without limitation, licenses for seismic data, in the ordinary course of business and which do not materially interfere with the business of the Issuer and its Restricted Subsidiaries;

(13)	surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(14)	the disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 of the Internal Revenue Code or any successor or analogous provisions of the Internal Revenue Code.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief or bankruptcy of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time or upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficially Owning” will have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managers or managing member or members of such limited liability company (as applicable) or any duly authorized committee of managers or managing members (as applicable) thereof; and

(4)	with respect to any other Person, the board of directors or duly authorized committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Calculation Agent” means the agent of the Issuer serving in the capacity of Calculation Agent for purposes of calculating the Applicable Interest Rate, as described in the Note. Initially, the Trustee shall serve as the Calculation Agent until such other Person or entity is appointed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	Government Securities having maturities of not more than one year from the date of acquisition;

(3)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4)	certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper having one of the two highest ratings obtainable from S&P or Moody’s and, in each case, maturing within one year after the date of acquisition;

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)	deposits in any currency available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Issuer or any Restricted Subsidiary maintains its chief executive office or is engaged in the Related Business, provided that all such deposits are made in such accounts in the ordinary course of business.

“Change of Control” means:

(1)	any “person” or “group” of related persons (as such terms are used in Section 13(d) of the Exchange Act) is or becomes a Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to Beneficially Own any Voting Stock of the Issuer held by an entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such entity);

(2)	the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors;

(3)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d) of the Exchange Act); or

(4)	the adoption of a plan or proposal for the liquidation or dissolution of the Issuer.

Notwithstanding the foregoing, no transaction, event or occurrence contemplated by or described in the Offering Memorandum shall constitute a change of control.

“Clearstream” means Clearstream Banking, S.A.

“Collateral” has the meaning given such term by the Intercreditor Agreement.

“Collateral Agent” means the trustee, in its capacity as collateral agent for the holders of Notes and holders of any Permitted Additional Pari Passu Obligations, together with its successors in such capacity.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (without regard to any restrictions existing by reason of, or any governmental approvals necessary pursuant to, any law, rule, regulation, order or decree that is generally applicable to all Persons operating in any jurisdiction in which the Issuer or any of its Restricted Subsidiaries are conducting business so long as there is in effect no specific order, decree or other prohibition pursuant to any such law, rule or regulation in such jurisdiction limiting the payment of a dividend or similar distribution by such Restricted Subsidiary);

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(5)	any asset impairment writedowns on Oil and Gas Properties under GAAP or SEC guidelines will be excluded;

(6)	any non-cash mark-to-market adjustments to assets or liabilities resulting in unrealized gains or losses in respect of Hedging Obligations (including those resulting from the application of SFAS 133) shall be excluded; and

(7)	to the extent deducted in the calculation of Net Income, any non-cash or nonrecurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness will be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1)	the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2)	the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer who:

(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 14.02 or such other address as to which the Trustee may give notice to the Issuer.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia or that Guarantees or otherwise provides direct credit support for any Indebtedness of the Issuer or any Restricted Subsidiary.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means any Capital Stock of each Subsidiary of the Issuer to the extent and for so long as the pledge of such Capital Stock or other securities to secure the Notes or the Subsidiary Guarantees would cause such Subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or management of the Issuer (unless otherwise provided in this Indenture), which determination will be conclusive for all purposes under this Indenture.

“Farm-In Agreement” means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

“Farm-Out Agreement” means a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01 or 2.06.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services or to take or pay or to maintain financial statement conditions or otherwise), or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate and Currency Hedges and any Oil and Natural Gas Hedging Contracts.

“Holder” means a Person in whose name a Note is registered.

“Hydrocarbons” means oil, gas, natural gas liquids, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the date of the election, if any, by the Issuer to change Applicable Accounting Standards to IFRS; provided that IFRS shall not include any provisions of such standards that would require a lease that would be classified as an operating lease under GAAP to be classified as indebtedness or a finance or capital lease.

“Indebtedness” means, with respect to any specified Person, without duplication, any indebtedness of such Person, regardless of whether contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	in respect of any Guarantee by such Person of production or payment with respect to a Production Payment (but not any other contractual obligation in respect of such Production Payment);

(6)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable; or

(7)	representing any Interest Rate and Currency Hedges, if and to the extent any of the preceding items (other than letters of credit and Interest Rate and Currency Hedges) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes (a) all Indebtedness of any other Person, of the types described above in clauses (1) through (7), secured by a Lien on any asset of the specified Person (regardless of whether such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person, and (b) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person, of the types described above in clauses (1) through (7). Furthermore, the amount of any Indebtedness outstanding as of any date will be the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

Notwithstanding the foregoing, the following shall not constitute “Indebtedness:”

(i)	accrued expenses and trade accounts payable arising in the ordinary course of business;

(ii)	except as provided in clause (5) of the first paragraph of this definition, any obligation in respect of any Production Payment and Reserve Sales;

(iii)	any obligation in respect of any Farm-In Agreement;

(iv)	any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(v)	oil, natural gas or other Hydrocarbons balancing liabilities incurred in the ordinary course of business and consistent with past practice;

(vi)	any obligation in respect of any Oil and Natural Gas Hedging Contract;

(vii)	any unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133);

(viii)	any obligations in respect of (a) bid, performance, completion, surety, appeal and similar bonds, (b) obligations in respect of bankers acceptances, (c) insurance obligations or bonds and other similar bonds and obligations and (d) any guaranties or letters of credit functioning as or supporting any of the foregoing bonds or obligations; provided, however that such bonds or obligations mentioned in subclause (a), (b), (c) or (d) of this clause (viii), are incurred in the ordinary course of the business of the Issuer and its Restricted Subsidiaries and do not relate to obligations for borrowed money;

(ix)	any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guaranties of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets; and

(x)	all contracts and other obligations, agreements instruments or arrangements described in clauses (19), (20), (21) and (22) of the definition of “Permitted Liens.”

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Intercreditor Agreement” means the Intercreditor Agreement, to be entered into concurrently with the New Credit Facility among the New Credit Facility Collateral Agent, the Collateral Agent, the Company and the Subsidiary Guarantors, as the same may be amended, supplemented or modified from time to time.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Interest Rate and Currency Hedges” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, advances or capital contributions (excluding endorsements of negotiable instruments and documents in the ordinary course of business, and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07. The acquisition by the Issuer or any Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means December [__], 2011.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expense incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of such Indebtedness, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

(3)	all distributions and other payments required to be made to holders of minority interests in Subsidiaries or joint ventures as a result of such Asset Sale; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, or held in escrow, in either case for adjustment in respect of the sale price or for any liabilities associated with the assets disposed of in such Asset Sale and retained by the Issuer or any Restricted Subsidiary after such Asset Sale.

“New Credit Facility” means the Senior Secured Credit Agreement to be dated on or about the Issue Date among the Issuer, each of its Subsidiaries identified as borrowers, each of its Subsidiaries identified as guarantors, the various lenders and agents party thereto and Bank of Montreal, as Administrative Agent, together with any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities, receivables securitization facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder, alters the maturity thereof or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders or investors.

“New Credit Facility Collateral” shall mean the following property of the Issuer and the Subsidiary Guarantors (with terms below that are defined in the UCC generally having the meanings given such term by the UCC), whether now owned or hereafter acquired:

(i)	accounts;

(ii)	inventory;

(iii)	copyrights, patents and trademarks and related licenses;

(iv)	documents;

(v)	equipment, as-extracted collateral and fixtures;

(vi)	general intangibles (including Hedging Obligations owed to the Issuer or the Subsidiary Guarantors);

(vii)	goods;

(viii)	chattel paper, instruments and investment property, including the equity interests of the Subsidiary Guarantors;

(ix)	cash or cash equivalents;

(x)	letters of credit, letter-of-credit rights and supporting obligations;

(xi)	certain deposit accounts;

(xii)	certain commercial tort claims;

(xiii)	certain tax refunds;

(xiv)	certain oil and gas mineral interest; and

(xv)	products and proceeds of and books and records evidencing or relating to, the foregoing.

“New Credit Facility Collateral Agent” means Bank of Montreal, as collateral agent under the New Credit Facility, and its successors, replacements and/or assigns in such capacity.

“New Credit Facility Liens” means all Liens in favor of the New Credit Facility Collateral Agent on the New Credit Facility Collateral securing the New Credit Facility Obligations.

“New Credit Facility Obligations” means (x) the Indebtedness incurred under the New Credit Facility and (y) Banking Services Obligations, Synthetic Lease Obligations, Acceptance Obligations and Securities Swap Obligations (which terms are defined in the Intercreditor Agreement) that are permitted to be secured pursuant to the definition of “Permitted Liens.”

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Issuer nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), in each case other than Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Issuer or any Restricted Subsidiary to the extent securing otherwise Non-Recourse Debt of such Unrestricted Subsidiary or joint venture; and

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Issuer or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Note Documents” means this Indenture, the Security Documents, the Notes and the Subsidiary Guarantees.

“Note Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Note Obligations and any Permitted Additional Pari Passu Obligations.

“Note Obligations” means the Obligations of the Issuer and any other obligor under this Indenture or any of the other Note Documents, including any Subsidiary Guarantor, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with this Indenture, the Notes and the performance of all other Obligations to the Trustee and the Holders under this Indenture and the Notes, according to the respective terms thereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 14.05. The counsel may be an employee of or counsel to the Issuer, any Subsidiary of the Issuer or the Trustee. Such opinion may be subject to customary assumptions, exceptions and qualifications.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum and Disclosure Statement of the Issuer, dated as of November 14, 2011, as amended or supplemented from time to time.

“Officer” means, in the case of the Issuer, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Issuer and, in the case of any Subsidiary Guarantor, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of such Subsidiary Guarantor.

“Officers’ Certificate” means, in the case of the Issuer, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Issuer and, in the case of any Subsidiary Guarantor, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of such Subsidiary Guarantor.

“Oil and Gas Properties” means all Properties, including equity or other ownership interests therein, owned by such Person which contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

“Oil and Natural Gas Hedging Contract” means any Hydrocarbon hedging agreements and other agreements or arrangements entered into in the ordinary course of business in the oil and gas industry for the purpose of protecting against fluctuations in Hydrocarbon prices or addressing “basis,” price or transportation cost differentials.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Additional Pari Passu Obligations” means obligations under any Additional Notes or any other Indebtedness (whether or not consisting of Additional Notes) secured by the Note Liens.

“Permitted Investments” means:

(1)	any Investment in the Issuer or in a Restricted Subsidiary;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Issuer or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10;

(5)	any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(6)	Investments represented by Hedging Obligations;

(7)	advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(8)	loans or advances to employees in the ordinary course of business or consistent with past practice;

(9)	advances and prepayments for asset purchases in the ordinary course of business in a Related Business of the Issuer or any of its Restricted Subsidiaries;

(10)	receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(11)	surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

(12)	guarantees by the Issuer or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Issuer or any such Restricted Subsidiary in the ordinary course of business;

(13)	Investments of a Restricted Subsidiary acquired after the Issue Date or of any entity merged into the Issuer or merged into or consolidated with a Restricted Subsidiary in accordance with Section 5.01 or Section 10.04, as applicable, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(14)	Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, a Related Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other Hydrocarbons and minerals (including with respect to plugging and abandonment) through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of a Related Business jointly with third parties, including without limitation, (i) ownership interests in oil, natural gas, other Hydrocarbons and minerals properties or gathering, transportation, processing, storage or related systems and (ii) any operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, Farm-In Agreements, Farm-Out Agreements, contracts for the sale, transportation or exchange of oil, natural gas and other Hydrocarbons, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements, limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests, or arrangements, and Investments and expenditures in connection therewith or pursuant thereto;

(15)	Investments received as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(16)	Investments in any units of any oil and gas royalty trust;

(17)	Investments existing on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases of such Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date);

(18)	repurchases of or other Investments in the Notes; and

(19)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding not to exceed $5.0 million.

“Permitted Liens” means, with respect to any Person:

(1)	New Credit Facility Liens;

(2)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(3)	landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or similar Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings;

(4)	Liens for taxes, assessments or other governmental charges or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of the issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)	encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(8)	any attachment or judgment Liens not giving rise to an Event of Default;

(9)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations with respect to, or the repair, improvement or construction cost of, assets or property acquired or repaired, improved or constructed in the ordinary course of business; provided that:

(a)	the aggregate principal amount of Indebtedness secured by such Liens does not exceed the cost of the assets or property so acquired or repaired, improved or constructed plus fees and expenses in connection therewith; and

(b)	such Liens are created within 180 days of repair, improvement or construction or acquisition of such assets or property and do not encumber any other assets or property of the Issuer or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto (including improvements);

(10)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that:

(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit account is not intended by the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;

(11)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(12)	Liens existing on the Issue Date;

(13)	Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary other than those of the Person merged or consolidated with the Issuer or such Restricted Subsidiary;

(14)	Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(15)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or a Subsidiary Guarantor;

(16)	Liens in favor of the Collateral Agent and/or the trustee securing the Notes, the Subsidiary Guarantees and other obligations arising under this Indenture;

(17)	Liens securing Indebtedness of the Issuer or a Restricted Subsidiary incurred to refinance Indebtedness of the Issuer or a Restricted Subsidiary that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

(18)	Liens in respect of Production Payments and Reserve Sales;

(19)	Liens on pipelines and pipeline facilities that arise by operation of law;

(20)	Liens arising under joint venture agreements, partnership agreements, oil and gas leases or subleases, assignments, purchase and sale agreements, division orders, contracts for the sale, purchasing, processing, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, development agreements, area of mutual interest agreements, licenses, sublicenses, net profits interests, participation agreements, Farm-Out Agreements, Farm-In Agreements, carried working interest, joint operating, unitization, royalty, sales and similar agreements relating to the exploration or development of, or production from, Oil and Gas Properties entered into in the ordinary course of business in a Related Business;

(21)	Liens reserved in oil and gas mineral leases for bonus, royalty or rental payments and for compliance with the terms of such leases;

(22)	Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of a Related Business for exploration, drilling, development, production, processing, transportation, marketing, storage, abandonment or operation;

(23)	Liens arising under this Indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture, provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of the Indebtedness;

(24)	Liens securing obligations of the Issuer and its Restricted Subsidiaries under non-speculative Hedging Obligations;

(25)	Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Issuer or any Restricted Subsidiary to the extent securing Non-Recourse Debt of such Unrestricted Subsidiary or joint venture; and

(26)	Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations that, at any one time outstanding, do not exceed $5.0 million.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Production Payments and Reserve Sales” means the grant or transfer by the Issuer or a Subsidiary of the Issuer to any Person of a royalty, overriding royalty, net profits interest, Production Payments, partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Issuer or a Subsidiary of the Issuer.

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of the Issuer and its Restricted Subsidiaries on the Issue Date, which includes (1) the acquisition, exploration, exploitation, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon properties, and the utilization of the Issuer’s and its Restricted Subsidiaries’ properties, (2) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and products produced in association therewith, (3) any power generation and electrical transmission business, (4) oil field sales and services and related activities, (5) development, purchase and sale of real estate and interests therein, and (6) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (5) of this definition.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Department of the Trustee (or any successor group of the Trustee) having direct responsibility for the administration of this Indenture or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Security Agreement, the Intercreditor Agreement, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Issuer or any other Subsidiary Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Senior Debt” means:

(1)	all Indebtedness of the Issuer or any of its Restricted Subsidiaries outstanding under the New Credit Facility and all Hedging Obligations with respect thereto;

(2)	any Indebtedness of the Issuer or any of its Restricted Subsidiaries in respect of the Notes or any Additional Notes; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a)	any intercompany Indebtedness of the Issuer or any of its Subsidiaries to the Issuer or any of its Affiliates;

(b)	any Indebtedness that is incurred in violation of this Indenture; or

(c)	any trade payables or taxes owed or owing by the Issuer or any Restricted Subsidiary.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X under the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the issue date thereof, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means Indebtedness of the Issuer or a Subsidiary Guarantor that is contractually subordinated in right of payment (by its terms or the terms of any document or instrument relating thereto), to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as applicable.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means any Guarantee of the Notes by any Subsidiary Guarantor in accordance with Article 10.

“Subsidiary Guarantor” means each Domestic Restricted Subsidiary that has become obligated under a Subsidiary Guarantee, in accordance with the terms of the guarantee provisions of this Indenture, but only for so long as such Subsidiary remains so obligated pursuant to the terms of this Indenture.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trustee” means U.S. Bank National Association until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

Section 1.02. Other Definitions.

Term	Defined in Section

“Aggregate Payments”	10.01

“Asset Sale Offer”	4.10

“Authentication Order”	2.02

“Change of Control Offer”	4.09

“Change of Control Payment”	4.09

Term	Defined in Section

“Change of Control Payment Date”	4.09

“Contributing Guarantors”	10.01

“Covenant Defeasance”	8.03

“DTC”	2.03

“Event of Default”	6.01

“Excess Proceeds”	4.10

“Fair Share”	10.01

“Fair Share Contribution Amount”	10.01

“Funding Guarantor”	10.01

“Issuer”	Recitals

“Legal Defeasance”	8.02

“Notes”	Recitals

“Offer Amount”	4.10

“Offer Period”	4.10

“Paying Agent”	2.03

“Payment Default”	6.01

“Purchase Date”	4.10

“Registrar”	2.03

“Restricted Payments”	4.07

Section 1.03. Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. Unless specifically referred to herein, the TIA shall not apply to this Indenture except to the extent required by law.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Subsidiary Guarantees means the Issuer and the Subsidiary Guarantors, respectively, and any successor obligor upon the Notes and the Subsidiary Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04. Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions;

(7) references to sections of or rules under the Securities Act or the TIA will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(8) references to laws and statutes shall be deemed to refer to successor laws and statutes thereto; and

(9) the term “all or substantially all,” when applied to the Collateral or the assets of the Issuer and its Restricted Subsidiaries shall not be read to mean “any” of the Collateral or such assets as a result of the Issuer or the relevant Restricted Subsidiaries being in the “zone of insolvency.”

ARTICLE 2

THE NOTES

Section 2.01. Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $1,000 and integral multiples of $1.00 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture (or any indenture supplemental hereto), expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Notes” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (excluding the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Notes” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

Section 2.02. Execution and Authentication.

At least one Officer must sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Issuer signed by an Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03. Registrar and Paying Agent.

The Issuer will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may not act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes and the Trustee hereby agrees so to initially act.

Section 2.04. Paying Agent to Hold Money in Trust.

The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal or interest on the Notes, and will notify the Trustee in writing of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent will have no further liability for the money.

Section 2.05. Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuer shall otherwise comply with TIA § 312(a).

Section 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuer for Definitive Notes if:

(1) the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 90 days after the date of such notice from the Depositary;

(2) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes and the Depositary so requests.

Upon the occurrence of the preceding event in (1) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee in writing. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. The transferor of such beneficial interest must deliver to the Registrar either:

(A)	both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)	both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

(c) Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b), the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Issuer will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time.

Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of another Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“This Global Note is held by the Depositary (as defined in the Indenture governing this Note) or its Nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any person under any circumstances except that (1) the Trustee may make such notations hereon as may be required pursuant to Section 2.06 of the Indenture, (2) this Global Note may be exchanged in whole but not in part pursuant to Section 2.06(a) of the Indenture, (3) this Global Note may be delivered to the Trustee for cancellation pursuant to Section 2.11 of the Indenture and (4) this Global Note may be transferred to a Successor Depositary with the prior written consent of the Issuer.

Unless and until it is exchanged in whole or in part for Notes in definitive form, this note may not be transferred except as a whole by the Depositary to a Nominee of the Depositary or by a Nominee of the Depositary to the Depositary or another Nominee of the Depositary or by the Depositary or any such Nominee to a Successor Depositary or a Nominee of such Successor Depositary. Unless this certificate is presented by an authorized representative of the Depository Trust Company (55 Water Street, New York, New York) (“DTC”), to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note will be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.10, Article 3 and Sections 4.09, 4.10 and 9.05).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuer will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any Subsidiary Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Subsidiary Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11. Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy cancelled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes will be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will send or cause to be sent to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

ARTICLE 3

REDEMPTION

Section 3.01. Optional Redemption.

The Notes may be redeemed, at the option of the Issuer, in whole, or from time to time in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the redemption date.

Section 3.02. Mandatory Redemption.

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Issuer may at any time and from time to time purchase Notes in the open market, in privately negotiated transactions or otherwise.

Section 3.03. Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.01, it shall notify the Trustee, Registrar and each Paying Agent in writing of (i) the Section of this Indenture and the Notes pursuant to which the redemption shall occur (including the relevant provision of the Notes), (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. The Issuer shall give notice to the Trustee provided for in this paragraph at least 30 days but not more than 60 days before a redemption date, unless a shorter or longer period is acceptable to the Trustee. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and given to the Trustee. Any such notice pursuant to Section 3.01 may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.

Section 3.04. Selection of Notes to Be Redeemed.

Selection of Notes for redemption will be made by the Registrar on a pro rata basis by lot to the extent practicable; provided that no Notes of $1,000 principal amount or less shall be redeemed in part.

Notwithstanding anything else contained in this Section 3.04, the parties acknowledge and agree that any partial redemption of a Global Note will be made by the Depository among the Beneficial Owners in accordance with the rules and regulations of the Depository and that the Trustee shall have no liability in connection with the selection of Beneficial Owners whose interest in the Global Security will be redeemed or any other actions taken by the Depository in connection therewith, and by accepting the Notes, the Holders shall waive and release any and all such liability.

Section 3.05. Notice of Redemption.

(a) At least 30 days but not more than 60 days before a redemption date pursuant to Section 3.01, the Issuer shall mail or cause to be mailed by first-class mail a notice of redemption to each Holder whose Notes are to be redeemed.

Any such notice shall identify the Notes to be redeemed and shall state:

(A) the redemption date;

(B) the redemption price and the amount of accrued interest to the redemption date;

(C) the name and address of the Paying Agent;

(D) the provision of the Notes or this Indenture pursuant to which the redemption is occurring;

(E) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(F) if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(G) that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(H) the CUSIP number, ISIN and/or “Common Code” number, if any, printed on the Notes being redeemed; and

(I) that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN and/or “Common Code” number, if any, listed in such notice or printed on the Notes.

(b) At the Issuer’s request, the Registrar and each Paying Agent shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Registrar and each Paying Agent with the information required by this Section 3.05 at least ten Business Days (or such shorter period of time as may be acceptable to the Registrar and Paying Agent) prior to the date such notice is to be provided to Holders in the final form such notice is to be delivered to Holders.

Section 3.06. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.05, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except as provided in the final sentence of Section 5 of the form of Note set forth in Exhibit A hereto. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice; provided, however, that if the redemption date is after a regular Record Date and on or prior to the Interest Payment Date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant Record Date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.07. Deposit of Redemption Price.

Prior to 10:00 a.m. New York City time on each redemption date, the Issuer shall deposit with the Paying Agent an amount of money, in immediately available funds, sufficient to pay the redemption price of all Notes to be redeemed on that date. The Paying Agent shall promptly return to the Issuer any amount so deposited that is not required for that purpose, except with respect to monies owed as obligations to the Trustee pursuant to Article 7.

Unless the Issuer fails to comply with the preceding paragraph and defaults in the payment of such redemption price, interest on the Notes to be redeemed will cease to accrue on and after the applicable redemption date, whether or not such Notes are presented for payment.

Section 3.08. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and, upon receipt of an Authentication Order, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note in principal amount equal to the unredeemed portion of the Note being redeemed or purchased in part in the name of the Holder thereof.

ARTICLE 4

COVENANTS

Section 4.01. Payment of Notes.

The Issuer will pay or cause to be paid the principal of and interest on the Notes on the dates and in the manner provided in the Notes. Principal and interest will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful.

Section 4.02. Maintenance of Office or Agency.

The Issuer will maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03.

Section 4.03. Reports.

(a) Regardless of whether required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Issuer will continue to file with the SEC for public availability, within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case the Issuer will comply with the requirements described in the next succeeding paragraph):

(1) all quarterly and annual reports that are required to be filed with the SEC on Forms 10-Q and 10-K; and

(2) all current reports that are required to be filed with the SEC on Form 8-K.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuer’s consolidated financial statements by the Issuer’s certified independent accountants. Notwithstanding the above reporting requirements, the Issuer shall not be required to disclose to the Trustee (or the Holders of the Notes) any materials for which it has sought and has received (or reasonably expects to receive) confidential treatment from the SEC.

If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

If at any time, the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will nevertheless continue filing the reports specified in this Section 4.03(a) with the SEC within the time periods specified herein, unless the SEC will not accept such a filing. The Issuer will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Issuer’s filings for any reason, the Issuer will post the reports required by this Section 4.03(a) on its website within the time periods described above.

(b) For the avoidance of doubt, any Default or Event of Default resulting from a failure to provide any report required by this Section 4.03 shall be cured upon the provision of such report prior to the acceleration of the Notes pursuant to Section 6.02.

Section 4.04. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year commencing with the fiscal year ending December 31, 2011, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture and the Security Documents, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Security Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture and the Security Documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Issuer will deliver to the Trustee, within five Business Days after any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.05. Taxes.

The Issuer will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment would not reasonably be expected to have a material adverse effect on the Issuer and its Subsidiaries, taken as a whole.

Section 4.06. Stay, Extension and Usury Laws.

The Issuer and each of the Subsidiary Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Subsidiary Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Restricted Payments.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and other than dividends or distributions payable to the Issuer or any Restricted Subsidiary);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any such purchase, redemption, acquisition or retirement made in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt, except a payment of interest or principal at the Stated Maturity thereof (excluding (a) any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries or (b) the purchase, repurchase or other acquisition of Subordinated Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) of this Section 4.07(a) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(ii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2) through (8) and (11) of Section 4.07(b)), is equal to or less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing prior to the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of (A) (i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of the Issuer or an Affiliate of the Issuer), (y) Capital Stock of a Person (other than the Issuer or an Affiliate of the Issuer) engaged primarily in any Related Business and (z) other assets used or useful in any Related Business, in each case received by the Issuer since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a

Subsidiary of the Issuer), (B) with respect to Indebtedness that is incurred on or after the Issue Date, the amount by which such Indebtedness of the Issuer or any of its Restricted Subsidiaries is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange after the Issue Date of any such Indebtedness into or for Equity Interests of the Issuer (other than Disqualified Stock), and (C) the aggregate net cash proceeds, if any, received by the Issuer or any of its Restricted Subsidiaries upon any conversion or exchange described in clauses (A) or (B) of this Section 4.07(a)(4)(ii); plus

(C) with respect to Restricted Investments made by the Issuer and its Restricted Subsidiaries after the Issue Date, an amount equal to the sum, without duplication, of (A) the net reduction in such Restricted Investments in any Person resulting from (i) repayments of loans or advances, or other transfers of assets, in each case to the Issuer or any Restricted Subsidiary, (ii) other repurchases, repayments or redemptions of such Restricted Investments, (iii) the sale of any such Restricted Investment to a purchaser other than the Issuer or a Subsidiary of the Issuer or (iv) the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) that constituted a Restricted Investment plus (B) with respect to any Unrestricted Subsidiary designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Issuer’s Investment in such Subsidiary held by the Issuer or any of its Restricted Subsidiaries at the time of such redesignation; plus

(D) 100% of any dividends received by the Issuer or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent such dividends were not otherwise included in the Consolidated Net Income of the Issuer for such period.

(b) The provisions of Section 4.07(a) will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds from the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Issuer or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.07(a)(ii)(B) and Section 4.07(b)(7);

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt (including the payment of any required premium and any fees and expenses incurred in connection with such repurchase, redemption, defeasance or other acquisition or retirement) with the net cash proceeds from a substantially concurrent incurrence of Indebtedness incurred to refinance such Subordinated Debt; provided, that such refinancing Indebtedness has a final maturity or redemption date later than the final maturity or redemption date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Subordinated Debt being refinanced;

(4) the defeasance, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary held by any of the Issuer’s or any of its Restricted Subsidiaries’ current or former directors or employees in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy the Issuer’s or such Restricted Subsidiary’s tax withholding obligation with respect to such exercise or vesting;

(5) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(6) payments to fund the purchase, redemption or other acquisition for value by the Issuer of fractional Equity Interests arising out of stock dividends, splits or combinations, business combinations or other transactions permitted by this Indenture;

(7) as long as no Default has occurred and is continuing or would be caused thereby, the defeasance, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary held by the Issuer’s or any of the Issuer’s Restricted Subsidiaries’ current or former directors or employees; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed the sum of (a) $500,000 plus (b) the aggregate amount of cash proceeds received by the Issuer from the sale of the Issuer’s Equity Interests (other than Disqualified Stock) to any such directors or employees that occurs after the Issue Date; provided that the amount of such cash proceeds utilized for any such defeasance, repurchase, redemption or other acquisition or retirement will be excluded from Section 4.07(a)(3)(b) and Section 4.07(b)(2) plus (c) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date;

(8) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Equity Interests on a pro rata basis based their respective holdings of such Equity Interests;

(9) repurchases of Subordinated Debt at a purchase price not greater than (a) 101% of the principal amount of such Subordinated Debt and accrued and unpaid interest thereon in the event of a Change of Control or (b) 100% of the principal amount of such Subordinated Debt and accrued and unpaid interest thereon in the event of an Asset Sale in connection with any change of control offer or asset sale offer required by the terms of such Subordinated Debt, but only if:

(A) in the case of a Change of Control, the Issuer has first complied with and fully satisfied its obligations under Section 4.09; or

(B) in the case of an Asset Sale, the Issuer has complied with and fully satisfied its obligations under Section 4.10;

(10) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of all or substantially all of the assets of the Issuer that complies with Section 5.01; and

(11) other Restricted Payments in an aggregate amount at any time outstanding not to exceed $5.0 million.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment exceeding $2.5 million shall be determined conclusively by two senior Officers of the Issuer acting in good faith whose conclusions with respect thereto shall be set forth in an Officers’ Certificate delivered to the trustee; provided, however, that if the Fair Market Value of any non-cash Restricted Payment exceeds $10.0 million, such Fair Market Value shall be determined conclusively by the Board of Directors of the Issuer and set forth in a board resolution, and a certified copy of such board resolution shall be delivered to the Trustee. For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in subclauses (1) through (11) of Section 4.07(b) or is entitled to be made pursuant to Section 4.07(a), the Issuer shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this Section 4.07.

Section 4.08. Liens.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien to secure Indebtedness on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, other than Permitted Liens.

Section 4.09. Offer to Repurchase upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Issuer will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1.00 in excess thereof) of that Holder’s Notes at a purchase price in cash (the “Change of Control Payment”) equal to not less than 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to (but not including) the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Issuer will send a notice to each Holder with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.09 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is sent ;

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple of $1.00 in excess thereof.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes pursuant to an Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.09, or compliance with this Section 4.09 would constitute a violation of any such laws or regulations, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.09 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly mail or wire transfer to each Holder of Notes properly tendered the Change of Control Payment for such Notes as directed by the Issuer in writing, and the Trustee will promptly authenticate upon an authentication order from the Issuer and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 and integral multiples of $1.00 in excess of $1,000. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless the Issuer defaults in making the Change of Control Payment. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 4.09, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.09 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.01, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Section 4.10. Asset Sales.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in respect of such Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Issuer’s most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets or Equity Interests pursuant to (1) a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability therefor or (2) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless the Issuer or such Restricted Subsidiary from and against any loss, liability or other cost in respect of such assumed liability;

(B) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days after the date of the Asset Sale, to the extent of the cash received in that conversion; and

(C) any stock or assets of the kind referred to in Section 4.10(b)(2).

Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale or, if the Issuer has entered into a binding commitment or commitments with respect to any of the actions described in Section 4.10(b)(2) or (3), within the later of (x) 360 days after the receipt of any Net Proceeds from an Asset Sale or (y) 180 days after the entering into of such commitment or commitments, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay Senior Debt;

(2)	to invest in Additional Assets; or

(3)	to make capital expenditures in respect of a Related Business of the Issuer or any of its Restricted Subsidiaries.

An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (1) through (3) above will constitute “Excess Proceeds.”

(c) Within ten Business Days after the aggregate amount of Excess Proceeds exceeds $5.0 million, the Issuer will make an offer (an “Asset Sale Offer”) to all holders of Notes and all holders of Additional Permitted Pari Passu Obligations with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and Additional Permitted Pari Passu Obligations as may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to (but not including) the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and Additional Permitted Pari Passu Obligations tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuer will use the Excess Proceeds to purchase the Notes and Additional Permitted Pari Passu Obligations on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(d) Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, will be governed by Section 4.09 and/or Section 5.01 of this Indenture and not by the provisions of this Section 4.10.

(e) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, or compliance with this Section 4.10 would constitute a violation of any such laws or regulations, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

(f) In the event that, pursuant to the foregoing provisions of this Section 4.10, the Issuer is required to commence an Asset Sale Offer, it will follow the procedures specified below. The Asset Sale Offer shall be made to all Holders and all holders of Permitted Additional Pari Passu Obligations (other than Additional Notes) containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other Permitted Additional Pari Passu Obligations (on a pro rata basis, with such adjustments as may be needed so that only Notes in minimum amounts of $1,000 and integral multiples of $1.00 will be purchased) or, if less than the Offer Amount has been tendered, all Notes and such other Permitted Additional Pari Passu Obligations tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

(g) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(h) Upon the commencement of an Asset Sale Offer, the Issuer will send a notice thereof to each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 4.10 and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest on and after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer may elect to have Notes purchased in denominations of $1.00 or integral multiples of $1,000 in excess thereof only (except that no Note may be purchased in part to the extent the remaining portion of such Note would be less than $1,000);

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, except as provided above, if the aggregate principal amount of Notes and other Permitted Additional Pari Passu Obligations surrendered by holders thereof exceeds the Offer Amount, the Issuer will select the Notes and other Permitted Additional Pari Passu Obligations to be purchased on a pro rata basis based on the principal amount of Notes and such other Permitted Additional Pari Passu Obligations surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $1,000 and integral multiples of $1.00 in excess thereof will remain outstanding); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(i) On or before the Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary and consistent with the provisions of this Section 4.10, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 4.10. The Issuer, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon written request from the Issuer, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Sale Offer on the Purchase Date.

(j) For purposes of this Section 4.10, any Additional Notes shall be deemed to be Notes and not Permitted Additional Pari Passu Obligations.

Section 4.11. Business Activities.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole, as reasonably determined by the Issuer.

Section 4.12. Corporate Existence.

Subject to Article 5, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents of the Issuer or any such Restricted Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries (other than the Issuer), if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, and that the loss thereof would not reasonably be expected to have a material adverse effect on the Issuer and its Restricted Subsidiaries, taken as a whole.

Section 4.13. Payments for Consent.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Security Documents or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.14. Additional Subsidiary Guarantees.

If any Person becomes a Domestic Restricted Subsidiary, then that Domestic Restricted Subsidiary will become a Subsidiary Guarantor of the Notes and execute a supplemental indenture and Security Documents, if applicable, deliver an Opinion of Counsel and an Officers’ Certificate as to the authorization, execution, delivery and enforceability of such supplemental indenture and Security Documents satisfactory to the Trustee (and, if applicable, the Collateral Agent) within 20 Business Days after the date on which it becomes a Domestic Restricted Subsidiary and take all action required by the Security Documents to perfect the liens created thereunder. The Subsidiary Guarantee of a Subsidiary Guarantor will be released at such time as such Subsidiary Guarantor ceases to constitute a Domestic Restricted Subsidiary.

Section 4.15. Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Restricted Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 or under one or more clauses of the definition of “Permitted Investments”, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that no Default or Event of Default would be in existence following such designation.

ARTICLE 5

SUCCESSORS

Section 5.01. Merger, Consolidation, or Sale of Assets.

The Issuer shall not: (i) consolidate or merge with or into another Person (regardless of whether the Issuer is the surviving corporation), convert into another form of entity or continue in another jurisdiction; or (ii) directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer, in one or more related transactions, to another Person, unless:

(1)	either:

(A) the Issuer is the surviving corporation; or

(B) the Person formed by or surviving any such consolidation, merger or resulting from such conversion (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such conversion, consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee; provided that, unless such Person is a corporation, a corporate co-issuer of the Notes will be added to this Indenture by agreements reasonably satisfactory to the Trustee.

(3) immediately after such transaction or transactions, no Default or Event of Default exists;

(4) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Issuer immediately preceding the transaction; and

(5) the Issuer will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, subject to customary assumptions and qualifications, each stating that such consolidation, merger, conversion, sale, assignment, transfer, lease, conveyance or other disposition, and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Section 5.01 and that all conditions precedent herein provided for relating to such transaction have been satisfied.

For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of the Issuer.

Notwithstanding the restrictions described in Section 5.01(4), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer, the Issuer may merge into a Restricted Subsidiary for the purpose of reincorporating the Issuer in another jurisdiction, and any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Restricted Subsidiary.

Section 5.02. Successor Corporation Substituted.

Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or amalgamation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, amalgamation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to “the Issuer” shall refer instead to the successor Person and not to previous Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein; provided, however, that the Issuer will not be released from the obligations of Section 4.01 except in the case of a sale of all of the Issuer’s assets in a transaction that is subject to, and that complies with, this Section 5.01.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal amount of the Notes;

(3) failure by the Issuer to comply with its obligations under Section 5.01 or to consummate a purchase of Notes when required pursuant to Sections 4.09 and 4.10;

(4) failure by the Issuer or any of its Restricted Subsidiaries for 30 days after written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes to comply with Section 4.07, or to comply with Sections 4.09 and 4.10 to the extent not described in clause (3) above;

(5) failure by the Issuer or any of its Restricted Subsidiaries for 60 days after written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes to comply with any of the other agreements in this Indenture or the Security Documents;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), other than Indebtedness owed to the Issuer or any of its Restricted Subsidiaries, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(7) failure by the Issuer or any Significant Subsidiary or group of the Issuer’s Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $5.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

(8) the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case, application, petition, compromise, voluntary arrangement, scheme of arrangement, moratorium, liquidation, administration, or receivership or other proceeding,

(B) consents to the entry of an order for relief against it in an involuntary case, application, petition or other proceeding,

(C) consents to the appointment of a custodian, receiver, receiver-manager, administrative receiver, administrator or liquidator of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors or a moratorium or similar arrangement is declared or instituted with its creditors,

(E) generally is not paying its debts as they become due; or admits in writing its inability to pay its debts as such debts become due or its directors or other officers request the appointment of, or give notice of their intention to appoint, a receiver, receiver manager, administrative receiver, administrator, liquidator or other officer having similar powers over its property, or

(F) is deemed for the purposes of any applicable law to be unable to pay its debts as they fall due.

(9) a court of competent jurisdiction enters an order or decree (which order or decree remains unstayed and in effect for more than 60 consecutive days) under any Bankruptcy Law that:

(A) is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary in an involuntary case, application, petition or other proceeding;

(B) appoints a custodian, receiver, receiver-manager, administrative receiver, administrator, liquidator, or other similar officer of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation, administration or receivership of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary;

(10) except as expressly permitted by this Indenture, any Subsidiary Guarantee is held in a judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee; or

(11) unless all of the Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents, the default, repudiation or disaffirmation by the Issuer or any of the Subsidiary Guarantors of any of their obligations under the Security Documents (other than by reason of a release of such obligation or Lien related thereto in accordance with this Indenture or the Security Documents), which default, repudiation or disaffirmation results in Collateral having an aggregate Fair Market Value in excess of $5.0 million not being subject to a valid, perfected security interest in favor of the Collateral Agent under any applicable law (other than the law of any foreign jurisdiction) (to the extent required under the Security Documents), or a determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Issuer or any of the Subsidiary Guarantors for any reason with respect to Collateral having an aggregate Fair Market Value of $5.0 million or more; provided that such default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Issuer receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes demanding that such default be remedied.

For the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred as a result of any action or event that occurred prior to a restatement of the financial statements of the Issuer or its Subsidiaries, to the extent (i) such financial statements were prepared in accordance in accordance with GAAP or IFRS, as the case may be, at the time such action or event occurred and (ii) such action or event was permitted at the time such action or event occurred based on the financial statements of the Issuer and its Subsidiaries in existence at such time.

Section 6.02. Acceleration.

In the case of an Event of Default specified in clause (8) or (9) of Section 6.01, with respect to the Issuer, any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Issuer and, in the case of a notice by Holders, also to the Trustee specifying the respective Event of Default and that it is a notice of acceleration.

Section 6.03. Other Remedies.

If an Event of Default occurs and is continuing, subject to the Intercreditor Agreement, the Trustee may pursue any available remedy to collect the payment of principal and interest on the Notes or to enforce the performance of any provision of the Note Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05. Control by Majority.

Subject to the Intercreditor Agreement, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may subject the Trustee to personal liability. The Trustee may also withhold from the Holders of Notes notice of any continuing Default or Event of Default relating to the payment of principal or interest. Notwithstanding the foregoing, the Trustee shall have the right to select and retain counsel of its choosing to represent of in any such proceedings.

Section 6.06. Limitation on Suits.

Subject to the Intercreditor Agreement, except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder gives to the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee reasonable security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07. Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01 (1) or (2) occurs and is continuing, subject to the Intercreditor Agreement, without the possession of any of the Notes or the production thereof in any proceeding related thereto, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer and Subsidiary Guarantors for the whole amount of principal of and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee (including without limitation any amounts due to the Trustee pursuant to Section 7.07 hereof), its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim.

Subject to the Intercreditor Agreement, the Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, subject to the Intercreditor Agreement, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

Subject to the Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the form required by this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts or conclusions stated therein). Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the terms hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Sections 7.01 and 7.02 hereof.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee and the Collateral Agent will be under no obligation to exercise any of their respective rights and powers under this Indenture or the Security Documents at the request of any Holders, unless such Holder has offered to the Trustee and/or the Collateral Agent security and indemnity satisfactory to it, in its sole discretion, against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon and shall be fully protected in acting or refraining from acting on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee takes, suffers or omits to take any action hereunder, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of the Trustee’s own choosing and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture. Any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Officers’ Certificate and any resolution of the Board of Directors may be sufficiently evidenced by a board resolution. Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee, in its sole discretion, against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) Except with respect to Section 4.01 hereof, the Trustee shall have no duty to inquire as to the performance by the Issuer with respect to the covenants contained in Article 4 hereof. The Trustee is not required to take notice or deemed to have notice of any Default or Event of Default hereunder or under any of the Note Documents with respect to a series of Notes (other than an Event of Default described in subsections (1) or (2) of Section 6.01 with respect to such Notes during any period the Trustee is also serving as a Paying Agent for such Notes), unless a Responsible Officer has received notice in writing of such Event of Default from the Issuer or from the Holders of at least 25% in aggregate principal amount of the outstanding Notes so affected, and in absence of any such notice, the Trustee may conclusively assume that no Default or Event of Default exists.

(h) The Trustee is not required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture.

(i) The Trustee’s rights, powers, indemnities, immunities and protections from liability and its rights to compensation and indemnification in connection with the performance of its duties under this Indenture shall extend to (1) the Trustee, whether serving in any other capacity hereunder, including without limitation, in the capacity of Registrar, Paying Agent or Collateral Agent, and (2) the Trustee’s officers, directors, agents and employees. Such immunities and protections and rights to indemnification, together with the Trustee’s right to compensation, shall survive the Trustee’s resignation or removal, the discharge of this Indenture and final payment of the Notes.

(j) The Trustee shall have no responsibility for any information in any offering document or other disclosure material distributed with respect to any series of Notes, and the Trustee shall have no responsibility for compliance with any state or federal securities laws in connection with the Notes, other than the filing of any documents required to be filed by an indenture trustee pursuant to the Trust Indenture Act.

(k) Notwithstanding anything else herein contained, whenever any provision of this Indenture indicates that any confirmation of a condition or event is qualified by the words “to the knowledge of” or “known to” the Trustee or other words of similar meaning, said words shall mean and refer to the actual knowledge of one or more Responsible Officers who are located at the Corporate Trust Office of the Trustee.

(l) The Trustee shall have no responsibility for any registration, filing, recording, reregistration, refiling or rerecording of this Indenture, any of the Security Documents or any other document or instrument executed in connection with this Indenture and the issuance and sale of the Notes, including without limitation, any financing statements or continuation statements with respect thereto, or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.

(m) The Trustee shall not be under any obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Issuer or any other party, or to report, or make or file claims or proof of loss for, any loss or damage insured against or which may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.

(n) The Trustee shall not be personally liable for any debts, contractual obligations or other claims by or on behalf of any Person (including, without limitation, any damages to Persons or property or salaries or other employee benefits) arising from the conduct or management of, or from any work or thing done on, any property that is subject to the Security Documents, whether such might arise prior to, during or after any period in which the Trustee may be in the possession of or managing any property subject to the Security Documents; and shall have no affirmative duty with respect to compliance of such properties under state or federal laws pertaining to the transport, storage, treatment or disposal of pollutants, contaminants, waste or hazardous materials, or regulations, permits or licenses issued under such laws.

(o) Notwithstanding anything else contained herein or in any of the Security Documents, prior to exercising any rights or remedies under the Security Documents, including, without limitation, foreclosing on any property, the Trustee shall have the right to obtain any and all environmental and other reports and studies and undertake such additional investigation as it deems prudent, and to require that it be furnished with, security or indemnitees against any and all risks and liabilities in connection therewith, which shall have such coverage and be in form and substance satisfactory to the Trustee.

(p) The Trustee shall have no responsibility or obligation to any Participant or Indirect Participant or to the Persons for whom they act as nominees with respect to the Notes, or to any Beneficial Owner of Notes in respect of the accuracy of any records maintained by the Depositary or its nominee or any Participant or Indirect Participant, the payment by the Depositary, or any Participant or Indirect Participant of any amount in respect of the principal or redemption price of or interest on the Notes, any notice which is permitted or required to be given under this Indenture, the selection by the Depositary or any Participant or Indirect Participant of any Person to receive payment in the event of a partial redemption of the Notes, or any consent given or other action taken by the Depositary or its nominee as Holder.

(q) In no event shall the Trustee be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.04. Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, or the value, condition or sufficiency of the Collateral or any other assets pledged or assigned as security for the Notes, the right, title or interest of the Issuer, the Subsidiary Guarantor or any other Person therein, or the security provided thereby or by the Note Documents. The Trustee shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee will send to Holders of Notes a notice of the Default or Event of Default within 90 days after receipt of notice of the occurrence of the Event of Default. Except in the case of a Default or Event of Default in payment of principal of or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06. Reports by Trustee to Holders of the Notes.

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will send to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c). Notwithstanding the foregoing, the requirements of this Section 7.06 shall not apply until such time as this Indenture has been qualified under the TIA.

Section 7.07. Compensation and Indemnity.

(a) The Issuer will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder and under the other Note Documents. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse each of the Trustee and the Collateral Agent promptly upon request for all reasonable and documented disbursements, advances, expenses, claims or damages incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s and the Collateral Agent’s respective agents and counsel, as applicable.

(b) The Issuer and the Subsidiary Guarantors will, jointly and severally, indemnify, defend and hold each of the Trustee and the Collateral Agent and their respective officers, directors, employees and agents harmless against any and all losses, liabilities, claims or expenses (including without limitation taxes other than taxes based on the income of the Trustee or the Collateral Agent) incurred by it arising out of or in connection with the acceptance or administration of its duties, or the exercise or failure to exercise any of its rights or remedies, under this Indenture or the other Note Documents, including the costs and expenses of enforcing this Indenture against the Issuer and the Subsidiary Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer, the Subsidiary Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder and under the other Note Documents (or its failure to do so), except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. Each of the Trustee and the Collateral Agent will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Collateral Agent, as applicable, to so notify the Issuer will not relieve the Issuer or any of the Subsidiary Guarantors of its/their obligations hereunder. The Issuer or such Subsidiary Guarantor will defend the claim and the Trustee or the Collateral Agent, as applicable, will cooperate in the defense. The Trustee or the Collateral Agent, as applicable, may have separate counsel and the Issuer will pay the reasonable fees and expenses of such counsel. Neither the Issuer nor any Subsidiary Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Issuer and the Subsidiary Guarantors under this Section 7.07 will survive the satisfaction and discharge or termination of this Indenture for any reason, including any termination or rejection hereof under any Bankruptcy Law, or the resignation or removal of the Trustee or the Collateral Agent.

(d) To secure the Issuer’s and the Subsidiary Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Lien (if any) securing the Notes on all money or property held or collected by the Trustee under the Note Documents or otherwise, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(e) In addition, and without prejudice to the rights provided to the Trustee under any of the provisions of this Indenture, when the Trustee or the Collateral Agent incurs expenses or renders services after an Event of Default specified in Section 6.01 (7) or (8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08. Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 will continue for the benefit of a retiring Trustee or Collateral Agent.

Section 7.09. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10. Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent filed annual or quarterly report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11. Preferential Collection of Claims Against the Issuer.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02. Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and each of the Subsidiary Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from its/their obligations with respect to all outstanding

Notes (including the Subsidiary Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Subsidiary Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Subsidiary Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all its/their other obligations under such Notes, the Subsidiary Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same) and all of the Liens on Collateral securing the Notes shall be released, except for the following provisions of this Indenture which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04;

(2) the Issuer’s obligations with respect to such Notes under Article 2 and Section 4.02;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s and the Subsidiary Guarantors’ obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03. Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and each of the Subsidiary Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from each of their/its obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.14 and 4.15 and Section 5.01(3) and (4) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, all Liens on the Collateral securing the Notes will be released and with respect to the outstanding Notes and Subsidiary Guarantees, the Issuer and the Subsidiary Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and Subsidiary Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(3) through 6.01(7) and Sections 6.01(9) and (10) (but, in the case of Sections 6.01(9) and (10), only with respect to the Subsidiaries of the Issuer) will not constitute Events of Default with respect to the Notes.

Section 8.04. Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the written opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants delivered to the Trustee, to pay the principal of and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 8.02, the Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03, the Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any related deposit of funds);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others;

(7) the Issuer must deliver to the Trustee an Officers’ Certificate, stating that all conditions precedent set forth in clauses (1) through (7) of this Section 8.04 have been complied with; and

(8) The Issuer must deliver to the Trustee an Opinion of Counsel, stating that all conditions precedent set forth in clauses (2), (3) and (5) of this Section 8.04 have been complied with.

Section 8.05. Deposited Money and Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and non-callable Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Obligations held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to Issuer.

Subject to applicable law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of or interest on, any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability and other obligations of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Section 8.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Subsidiary Guarantors’ obligations under this Indenture and the Notes and the Subsidiary Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the

Issuer makes any payment of principal of or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Issuer, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Security Documents, the Notes or the Subsidiary Guarantees without the consent of any Holder of Note:

(1) to cure any ambiguity or defect or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to evidence the succession of another Person or entity to the Issuer and the assumption by any such successor of the covenants of the Issuer therein and, to the extent applicable, the Notes;

(4) to make any change to any provision of this Indenture that would provide any additional rights or benefits to the Holders of the Notes issued thereunder or that does not adversely affect the rights or interests of any such Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA, or under any similar federal statute subsequently enacted, and to add to this Indenture such other provisions as may be expressly required under the TIA;

(6) to conform the text of this Indenture (and/or any supplemental indenture), the Notes or the Security Documents to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Subsidiary Guarantees, the Notes or the Security Documents, which intent shall be evidenced by an Officers’ Certificate of the Issuer to that effect;

(7) to provide for the issuance of Additional Notes in accordance with the provisions set forth in this Indenture on the date of this Indenture;

(8) to establish the form or terms of the Notes, including issuing Additional Notes;

(9) to add any additional Defaults or Events of Default in respect of the Notes;

(10) to add a corporate co-issuer in accordance with Section 5.01 of this Indenture;

(11) to evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the Notes and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee, pursuant to the requirements of this Indenture;

(12) to add to the covenants of the Issuer such further covenants, restrictions, conditions or provisions as the Issuer shall consider to be appropriate for the benefit of the Holders of Notes or to surrender any right or power therein conferred upon the Issuer and to make the occurrence, or the occurrence and continuance, of a Default in any such additional covenants, restrictions, conditions or provisions an Event of Default permitting the enforcement of all or any of the several remedies provided in this Indenture as set forth therein; provided, that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after Default (which period may be shorter or longer than that allowed in the case of other Defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the Trustee upon such an Event of Default or may limit the right of the holders of a majority in aggregate principal amount of Notes of such series to waive such an Event of Default;

(13) to add a Subsidiary Guarantee and cause any person or entity to become a Subsidiary Guarantor, and/or to evidence the succession of another person or entity to a Subsidiary Guarantor and the assumption by any such successor of the Subsidiary Guarantee of such Subsidiary Guarantor therein and, to the extent applicable, endorsed upon any Notes;

(14) to provide, subject to the terms of the Intercreditor Agreement, additional collateral to secure the Notes; or

(15) to comply with the rules of the Depository.

In addition, the Issuer, the Subsidiary Guarantors, the Trustee and the Collateral Agent may amend the Intercreditor Agreement or the Security Documents to add additional secured parties holding Permitted Additional Pari Passu Obligations or New Credit Facility Obligations permitted by this Indenture with the same Lien priorities and rights as provided in the Intercreditor Agreement or to enter into intercreditor arrangements with the holders of any such Indebtedness so long as the terms of such intercreditor arrangements are not less favorable to the Holders of Notes than the intercreditor provisions contained in the Security Agreement and the Intercreditor Agreement.

The consent of the Holders of Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment, supplement or waiver under this Section 9.01 becomes effective, the Issuer will mail to the Holders of Notes a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Issuer and the Subsidiary Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties, privileges, protections, indemnities, liabilities or immunities under this Indenture or otherwise.

Section 9.02. With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuer and the Trustee may amend or supplement this Indenture (including, without limitation, Section 4.09 and 4.10), the Notes or any Guarantee thereof with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Security Documents, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture or other amendments, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Issuer and the Subsidiary Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties, privileges, protections, indemnities, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It is not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Indenture or the Notes or the Subsidiary Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (except for provisions relating to (i) the timing for notices that must be given by the Issuer in connection with a redemption of the Notes and (ii) as provided above with respect to Sections 4.09 and 4.10);

(3) reduce the stated rate of or extend the time for payment of interest, including default interest, on any Note;

(4) make any Note payable in money other than that stated in the Note;

(5) make any change in the provisions of this Indenture relating to waivers of past Defaults;

(6) make any changes to provisions related to the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on, such Holders’ Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holders’ Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by Section 4.09 or 4.10);

(8) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, in each case in any manner adverse to the Holders of Notes, except in accordance with the terms of this Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Section 9.03. [Reserved].

Section 9.04. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture or other amendment authorized pursuant to this Article 9 if the amendment or supplement does not, in the opinion of the Trustee, adversely affect the rights, duties, liabilities, privileges, protections, indemnities or immunities of the Trustee. The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 14.04, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

SUBSIDIARY GUARANTEES

Section 10.01. Guarantee.

(a) Subject to this Article 10, each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the other Notes Documents or the obligations of the Issuer hereunder or thereunder, that:

(1) the principal of and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof, and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors will be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Subsidiary Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Subsidiary Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Subsidiary Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) will forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Subsidiary Guarantee.

(e) All Subsidiary Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Indenture. Accordingly, in the event any payment or distribution is made on any date by a Subsidiary Guarantor (a “Funding Guarantor”) under its Subsidiary Guarantee of the Notes such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors, multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under its Subsidiary Guarantee of the Notes in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under its Subsidiary Guarantee of the Notes that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 10.01, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of its Guarantee of the Notes (including in respect of this Section 10.01), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 10.01. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. Each Subsidiary Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 10.01.

Section 10.02. Limitation on Subsidiary Guarantor Liability.

Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of applicable Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 10, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03. Execution and Delivery of Subsidiary Guarantee.

To evidence its Subsidiary Guarantee set forth in Section 10.01, each Subsidiary Guarantor hereby agrees that a notation of such Subsidiary Guarantee substantially in the form attached as Exhibit B hereto will be endorsed by an Officer of such Subsidiary Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Subsidiary Guarantor by one of its Officers (but the failure to execute such notation shall not affect the validity of any Subsidiary Guarantee).

Each Subsidiary Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 10.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

If an Officer whose signature is on this Indenture or on the Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Subsidiary Guarantee is endorsed, the Subsidiary Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will be deemed to constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

Section 10.04. Subsidiary Guarantors May Consolidate, etc., on Certain Terms.

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Issuer or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) (i) the Subsidiary Guarantor is the surviving Person or (ii) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than a Subsidiary Guarantor) assumes all the obligations of that Subsidiary Guarantor under this Indenture, its Subsidiary Guarantee and all appropriate Security Documents pursuant to a supplemental indenture and other documentation satisfactory to the Trustee and the Collateral Agent; or

(b) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or a sale or other disposition of all or substantially all of the assets of the Subsidiary Guarantor otherwise permitted by Section 4.10.

In case of any such consolidation, amalgamation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Subsidiary Guarantor, such successor Person will succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. Such successor Person thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the Subsidiary Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution.

Except as set forth in Articles 4 and 5, and notwithstanding clauses (1) and (2)(a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation, amalgamation or merger of a Subsidiary Guarantor with or into the Issuer or another Subsidiary Guarantor, or will prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Issuer or another Subsidiary Guarantor.

Section 10.05. Releases.

The Subsidiary Guarantee of any Subsidiary Guarantor, and the Collateral Agent’s Lien on the Collateral of such Subsidiary Guarantor, will be released:

(1) in connection with any sale or other disposition of all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Subsidiary Guarantor if the sale or other disposition does not violate Section 4.10;

(2) in connection with any sale or other disposition of Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or Subsidiary Guarantor, if the sale or other disposition does not violate Section 4.10 and the Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Issuer as a result of the sale or other disposition;

(3) if the Issuer designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture; or

(4) upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 or satisfaction and discharge of this Indenture as provided under Article 11.

Any Subsidiary Guarantor not released from its obligations under its Subsidiary Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Subsidiary Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01. Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(3) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any Subsidiary Guarantor is a party or by which the Issuer or any Subsidiary Guarantor is bound;

(4) the Issuer or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(5) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver to the Trustee (a) an Officers’ Certificate, stating that all conditions precedent set forth in clauses (1) through (5) of this Section 11.01 have been satisfied and (b) an Opinion of Counsel, stating that all conditions precedent set forth in clauses (3) and (5) of this Section 11.01 have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 11.01, the provisions of Sections 11.02 and 8.06 will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02. Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Subsidiary Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01, provided that if the Issuer has made any payment of principal of or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Obligations held by the Trustee or Paying Agent.

ARTICLE 12

INTERCREDITOR AGREEMENT

Each Holder, by accepting a Note, agrees that the Note Liens and the New Credit Facility Liens are subject to the terms of the Intercreditor Agreement. The Holders, by accepting a Note, hereby authorize and direct the Trustee and the Collateral Agent to enter into the Intercreditor Agreement on behalf of the Holders and agree that the Holders shall comply with the provisions of the Intercreditor Agreement applicable to them in their capacities as such to the same extent as if the Holders were parties thereto. In the event of a conflict or inconsistency between (a) the terms and provisions of this Indenture, the Notes or the Subsidiary Guarantees (on the one hand) and (b) the terms and provisions of the Intercreditor Agreement (on the other hand), the terms and provisions of the Intercreditor Agreement shall govern.

ARTICLE 13

COLLATERAL

Section 13.01. Security Documents.

The Note Obligations are secured as provided in the Security Documents and the Intercreditor Agreement. The Issuer shall, and shall cause each Subsidiary Guarantor to, and each Subsidiary Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) necessary to maintain (at the sole cost and expense of the Issuer and the Subsidiary Guarantors) the security interest created by the Security Documents in the Collateral as a perfected security interest to the extent perfection is required by the Security Documents, subject only to Permitted Liens and terms, conditions and provisions of the Intercreditor Agreement.

Section 13.02. Collateral Agent.

(a) The Collateral Agent shall have all the rights and protections provided in the Security Documents and, additionally, shall have all the rights and protections in its dealings under the Security Documents as are provided to the “Trustee” under Article 7.

(b) Subject to Section 7.01, none of the Collateral Agent, Trustee, Paying Agent, Registrar or Transfer Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, validity, perfection, priority, sufficiency, protection or enforcement of any Note Liens or any other security interest in the Collateral, or any defect or deficiency as to any such matters.

(c) Except as required or permitted by the Security Documents, the Holders, by accepting a Note, acknowledge that the Collateral Agent will not be obligated:

(1) to act upon directions purported to be delivered to it by any Person, except in accordance with the Security Documents;

(2) to foreclose upon or otherwise enforce any Note Lien; or

(3) to take any other action whatsoever with regard to any or all of the Note Liens, Security Documents or Collateral.

Section 13.03. Authorization of Actions to Be Taken.

(a) Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each Security Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Collateral Agent to enter into the Security Documents to which it is a party, authorizes and empowers the Collateral Agent to execute and deliver the Intercreditor Agreement and authorizes and empowers the Collateral Agent to bind the Holders of Notes as set forth in the Security Documents to which the Collateral Agent is a party and the Intercreditor Agreement and to perform its obligations and exercise its rights and powers thereunder.

(b) The Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed to the Collateral Agent under the Security Documents to which the Trustee is a party and, subject to the terms of the Security Documents, to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

(c) Subject to the provisions of Section 7.01, Section 7.02, and the Security Documents, the Trustee may (but shall not be obligated to), in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1) foreclose upon or otherwise enforce any or all of the Note Liens;

(2) enforce any of the terms of the Security Documents to which the Collateral Agent is a party; or

(3) collect and receive payment of any and all Obligations.

Subject to the Intercreditor Agreement and at the Issuer’s sole cost and expense, the Trustee is hereby authorized and empowered by each Holder of Notes (by its acceptance thereof) to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem reasonably expedient to protect or enforce the Note Liens or the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem reasonably expedient, at the Issuer’s sole cost and expense, to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Note Liens or be prejudicial to the interests of Holders or the Trustee.

Section 13.04. Release of Collateral.

Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents and the Intercreditor Agreement and in accordance with Article 9. In addition, the Issuer and the Subsidiary Guarantors will be entitled to the release of assets included in the Collateral from the Liens securing the Notes, and the Trustee shall (or, if the Trustee is not then the Collateral Agent, shall direct the Collateral Agent to) release the same from such Liens at the Issuer’s sole cost and expense, under any one or more of the following circumstances without the need for any further action by any Person:

(a) in whole or in part, as applicable, as to all or any portion of property subject to such Note Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(b) in whole upon (a) satisfaction and discharge of this Indenture in accordance with Article 11 or (b) a Legal Defeasance or Covenant Defeasance under Article 8;

(c) in part, as to any property that (i) is sold, transferred or otherwise disposed of by the Issuer or any Subsidiary Guarantor (other than to the Issuer or another Subsidiary Guarantor) in a transaction not prohibited by this Indenture at the time of such sale, transfer or disposition, (ii) in accordance with the applicable provisions of the Security Documents and in accordance with applicable provisions of the Intercreditor Agreement, (iii) is owned or at any time acquired by a Subsidiary Guarantor that has been released from its Subsidiary Guarantee pursuant to Section 10.05, concurrently with the release of such Subsidiary Guarantee or (iv) is or becomes Excluded Assets;

(d) as to property that constitutes all or substantially all of the Collateral securing the Notes, with the consent of Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding voting as a single class (which consent may be obtained in connection with an exchange offer or tender offer and associated consent solicitation);

(e) as to property that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (which consent may be obtained in connection with an exchange offer or tender offer and associated consent solicitation); and

(f) on any or all of the Collateral, upon any release of all New Credit Facility Liens thereon; provided, however, that if there is instated or reinstated a Lien securing New Credit Facility Obligations on any or all of the Collateral upon which the Lien securing the Note Obligations has been released pursuant to this clause (g), then the Lien securing the Note Obligations on such Collateral will also be deemed reinstated on a second priority basis.

In connection with any release of Collateral under this Indenture, the Issuer shall not be required to comply with Sections 314(b) or 314(c) of the TIA.

Each of the Issuer and the Subsidiary Guarantors may, among other things, without any release or consent by the Trustee, but otherwise in compliance with the covenants of this Indenture and the Security Documents, conduct ordinary course activities with respect to the Collateral, including (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Security Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents which it may own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting accounts receivable in the ordinary course of business or selling, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the repayment of Indebtedness or interest and in connection with the Issuer’s cash management activities) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by this Indenture and the Security Documents; and (ix) abandoning any intellectual property which is no longer used or useful in the Issuer’s or the Subsidiary Guarantor’s business.

The Issuer shall deliver to the Trustee within 30 calendar days following the end of each fiscal year (or such later date as the Trustee shall agree), an Officers’ Certificate to the effect that all releases and withdrawals during the preceding fiscal year (or since the date of this Indenture, in the case of the first such certificate) in which no release or consent of the Trustee was obtained in the ordinary course of the Issuer’s and Subsidiary Guarantors’ business were not prohibited by this Indenture.

Section 13.05. Use of Collateral; Compliance with Section 314(d) of the TIA.

(a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have commenced enforcement of remedies under the Security Documents, except to the extent otherwise provided in the Security Documents, this Indenture or the New Credit Facility or other documentation governing the New Credit Facility Obligations, the Security Documents or this Indenture, the Issuer and the Subsidiary Guarantors will have the right to remain in possession and retain exclusive control of the Collateral to alter or repair the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income thereon.

(b) After qualification of this Indenture pursuant to the TIA, the Issuer and the Subsidiary Guarantors shall comply with TIA § 314(d). Any certificate or opinion required by TIA § 314(d) may be made by an officer of the Issuer except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent appraiser or other expert selected by the Issuer and reasonably satisfactory to the Trustee.

(c) Notwithstanding anything to the contrary in Section 13.05(b), each of the Issuer and the Subsidiary Guarantors will not be required to comply with all or any portion of TIA § 314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA § 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to released Collateral (including, without limitation, certain no-action letters issued by the SEC have permitted an indenture qualified under the TIA to contain provisions permitting the release of collateral from Liens under an indenture in the ordinary course of an issuer’s business without requiring the issuer to provide certificates and other documents under TIA § 314(d)).

Section 13.06. Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 13 upon the Issuer or a Subsidiary Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Subsidiary Guarantor or of any officer or officers thereof required by the provisions of this Article 13; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent, as the case may be.

Section 13.07. Voting.

In connection with any matter under the Security Agreement requiring a vote of holders of Secured Obligations (as defined in the Security Agreement), the holders of such Secured Obligations shall be treated as a single class and the Holders shall cast their votes in accordance with this Indenture. The amount of the Notes to be voted by the Holders will equal the aggregate outstanding principal amount of the Notes. Following and in accordance with the outcome of the applicable vote under this Indenture, the Trustee shall vote the total amount of the Notes as a block in respect of any vote under the Security Agreement.

Section 13.08. Appointment and Authorization of U.S. Bank as Collateral Agent.

(1) U.S. Bank National Association is hereby designated and appointed as the Collateral Agent of the Holders under the Security Documents, and is authorized as the Collateral Agent for such Holders to execute and enter into each of the Security Documents and all other instruments relating to the Security Documents and (i) to take action and exercise such powers and remedies as are expressly required or permitted hereunder and under the Security Documents and all instruments relating hereto and thereto and (ii) to exercise such powers and perform such duties as are, in each case, expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental hereto and thereto.

(2) Notwithstanding any provision to the contrary elsewhere in this Indenture or the Security Documents, the Collateral Agent shall not have (i) any duties or responsibilities except those expressly set forth herein or therein or (ii) any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or any Security Document or otherwise exist against the Collateral Agent.

(3) The Collateral Agent may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Security Documents in good faith and in accordance with the advice or opinion of such counsel.

ARTICLE 14

MISCELLANEOUS

Section 14.01. Conflict with Other Documents

In the event of a conflict between (a) this Indenture and (b) the Notes or the Subsidiary Guarantees, the terms and provisions of this Indenture shall control. In the event of a conflict between (x) this Indenture and (y) any Security Documents (other than the Intercreditor Agreement), the terms and provisions of this Indenture shall control.

Section 14.02. Notices.

Any notice or communication by the Issuer, any Subsidiary Guarantor, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Subsidiary Guarantor:

Dune Energy, Inc.

Two Shell Plaza

777 Walker Street

Suite 2300

Houston, Texas 77002

Facsimile: (713) 229-6388

Attention: General Counsel

If to the Trustee or the Collateral Agent:

U.S. Bank National Association

Corporate Trust Services

5555 San Felipe Street, Suite 1150

Houston, Texas 77056

Facsimile No.: (713) 235-9213

Attention: Corporate Trust Officer

The Issuer, any Subsidiary Guarantor, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight courier guaranteeing next day delivery or by electronic means to its address shown on the register kept by the Registrar. Failure to send a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer sends a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 14.03. Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 14.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.06. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07. No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Issuer or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Issuer or the Subsidiary Guarantors under the Notes, this Indenture, the Subsidiary Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 14.08. Governing Law.

This Indenture, the Notes, and the Subsidiary Guarantees and the rights and obligations of the parties hereunder and thereunder shall be governed by and shall be construed and enforced in accordance with the laws of the State of New York.

Section 14.09. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10. Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Subsidiary Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05.

Section 14.11. Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 14.12. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 14.13. Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 14.14. Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York, New York in any action or proceeding arising out of or relating to this Indenture, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Indenture shall affect any right that the Issuer, the Trustee or any Holder of Notes may otherwise have to bring any action or proceeding relating to this Indenture against any party hereto or its properties in the courts of any jurisdiction.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Indenture in any court referred to in Section 4.14(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the Issuer, the Subsidiary Guarantors and the Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes, the Subsidiary Guarantees, the Security Documents or the transaction contemplated hereby.

Section 14.15. Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities or communications services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

DUNE ENERGY, INC. as the Issuer

By:
Name:
Title:

DUNE PROPERTIES, INC., as the Subsidiary Guarantor

By:
Name:
Title:

DUNE OPERATING COMPANY, as the Subsidiary Guarantor

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
Name:
Title:

S-1

EXHIBIT A

FORM OF NOTE

[Face of Note]

[If a Global Note, insert – This Global Note is held by the Depositary (as defined in the Indenture governing this Note) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any person under any circumstances except that (1) the Trustee may make such notations hereon as may be required pursuant to Section 2.06 of the Indenture, (2) this Global Note may be exchanged in whole but not in part pursuant to Section 2.06(a) of the Indenture, (3) this Global Note may be delivered to the Trustee for cancellation pursuant to Section 2.11 of the Indenture and (4) this Global Note may be transferred to a Successor Depositary with the prior written consent of the Issuer.]

[If a Global Note, insert – Unless and until it is exchanged in whole or in part for Notes in definitive form, this note may not be transferred except as a whole by the Depositary to a Nominee of the Depositary or by a Nominee of the Depositary to the Depositary or another Nominee of the Depositary or by the Depositary or any such Nominee to a Successor Depositary or a Nominee of such Successor Depositary. Unless this certificate is presented by an authorized representative of the Depository Trust Company (55 Water Street, New York, New York) (“DTC”), to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

CUSIP: 265338 AD5

ISIN: US265338AD56

$

Floating Rate Senior Secured Note due 2016

No.	$

DUNE ENERGY, INC., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto on December 15, 2016.

Interest Payment Dates: March 15, June 15, September 15 and December 15

Record Dates: March 1, June 1, September 1 and December 1

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

DUNE ENERGY, INC.

By:
Name:
Title:

Dated:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. Bank National Association, as Trustee

By:
Authorized Signatory

[Back of Note]

Floating Rate Senior Secured Note Due 2016

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. DUNE ENERGY, INC., a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at the Applicable Interest Rate from the date of issuance until maturity. Interest on the principal amount of each Note will accrue from the Issue Date or, if interest has previously been paid on any Note, from the most recent interest payment date on which the Issuer has paid or provided for the payment of interest, to the next interest payment date or the scheduled maturity date, as the case may be. Interest on overdue principal and interest will accrue at the Applicable Interest Rate. Interest on the Notes will be computed and paid on the basis of a 360-day year and the actual number of days in each quarterly interest payment period.

Each payment of interest on the Notes (other than interest due upon Stated Maturity of the Notes) will consist of a “Mandatory Cash Interest Payment” and a “PIK-Eligible Interest Payment,” and on each interest payment date (other than upon Stated Maturity of the Notes), the Issuer will pay in full the Mandatory Cash Interest Payment and the PIK-Eligible Interest Payment with respect to each outstanding Note. The Issuer will pay each such Mandatory Cash Interest Payment in immediately available funds in an amount equal to the previously accrued and unpaid interest on the principal amount of such Note at an interest rate per annum equal to 3.0%. The amount of each such PIK-Eligible Interest Payment will be equal to the previously accrued and unpaid interest on the principal amount of such Note at an interest rate per annum that is three percentage points less than the Applicable Interest Rate.

On each interest payment date, the Issuer, in its sole discretion, may pay all or any portion of the PIK-Eligible Interest Payment on each note in the form of immediately available funds, and on such date, the principal amount of each note shall automatically increase by the amount (the “Accretion Amount”), if any, equal to the difference between (a) the amount of the PIK-Eligible Interest Payment due on such note and (b) the amount of such PIK-Eligible Interest Payment paid in immediately available funds on such interest payment date; provided, however that (i) the Accretion Amount, if any, may not be any amount that is not an integral multiple of $1.00, (ii) the sum of the amount of immediately available funds, if any, paid by the Issuer on such date as all or a portion of the PIK-Eligible Interest Payment (the “PIK-Eligible Cash Interest Payment”) plus the Accretion Amount must equal the PIK-Eligible Interest Payment due on such note and (iii) on each interest payment date, the PIK-Eligible Cash Interest Payment paid on such date, together with the automatic increase, if any, of the principal amount of such note by the Accretion Amount, shall be deemed to be full payment of the PIK-Eligible Interest Payment. The Calculation Agent shall prepare, and the registrar shall maintain, a schedule with respect to the foregoing, setting forth with respect to each note on each interest payment date, the principal amount (immediately prior to the payment of interest thereon on such date), the Mandatory Cash Interest Payment, the PIK-Eligible Interest Payment, the portion of the PIK-Eligible Interest Payment paid in immediately available funds, and the Accretion Amount, if any.

“Applicable Interest Rate” means an annual interest rate, expressed as a percentage, equal to the lower of (a) the sum of (i) the Minimum Three-Month LIBOR Rate plus (ii) 13 percentage points and (b) the maximum rate permitted by New York law as the same may be modified by United States law of general application.

“Minimum Three-Month LIBOR Rate” means an annual interest rate, expressed as a percentage, equal to the greater of (a) 1.5% or (b) the rate for deposits in U.S. dollars for the three-month period commencing on the applicable Interest Reset Date which appears on Reuters Screen LIBOR01 Page (as defined below) at approximately 11:00 a.m., London time, on the second London banking day (defined below) prior to the applicable Interest Reset Date. If this rate does not appear on Reuters Screen LIBOR01 Page, the Calculation Agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major reference banks in the London interbank market (selected by the Calculation Agent) at approximately 11:00 a.m., London time, on the second London banking day prior to the applicable Interest Reset Date to prime banks in the London interbank market for a period of three months commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the Calculation Agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for that Interest Reset Date will be the arithmetic mean of the quotations calculated by the Calculation Agent, and, if fewer than two quotations are provided, the rate for that Interest Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City (selected by the Calculation Agent) at approximately 11:00 a.m., New York City time, on the second London banking day prior to the applicable Interest Reset Date for loans in U.S. dollars to leading European banks for a period of three months commencing on that Interest Reset Date (such arithmetic mean as calculated by the Calculation Agent) and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however that if the banks selected as aforesaid by the Calculation Agent are not quoting such rates as mentioned in the preceding sentence, the Minimum Three-Month LIBOR Rate set at such Interest Reset Date will be the Minimum Three-Month LIBOR Rate determined with respect to the immediately preceding Interest Reset Date. A “London banking day” is any business day in which dealings in U.S. dollars are transacted in the London interbank market.

“Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters Screen (or such other page as may replace the LIBOR01 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

The Minimum Three-Month LIBOR Rate will be reset quarterly on each interest payment date (each of these dates is referred to as an “Interest Reset Date”), beginning on March 15, 2012. All percentages resulting from any calculation of Applicable Interest Rate and the Minimum Three-Month LIBOR Rate will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (for example, 9.876545% (or .09876545) being rounded to 9.87655% (or ..0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

Promptly upon such determination, the Calculation Agent will notify the Issuer and the trustee (if the Calculation Agent is not the Trustee) of the Minimum Three-Month LIBOR Rate and the Applicable Interest Rate for the three month period beginning on the Interest Reset Date. The Calculation Agent will, upon the request of the Holder of any Note, provide the Applicable Interest Rate then in effect.

The Calculation Agent is initially the trustee until such time as the Issuer appoints a successor Calculation Agent. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Issuer and the Holders of the Notes.

2. METHOD OF PAYMENT. All interest on the Notes will be payable quarterly in arrears on March 15, June 15, September 15 and December 15, beginning on March 15, 2012. The Issuer will pay interest on the Notes to the persons in whose names the Notes are registered at the close of business on March 1, June 1, September 1 and December 1 preceding the respective interest payment date. At maturity of the Notes, the Issuer will pay the principal amount of the Notes in immediately available funds upon delivery of the Notes to the Trustee. If an interest payment date is not a Business Day, payment may be made on the next succeeding Business Day, and no interest shall accrue on such payment for the intervening period.

If a Holder of Notes has given wire transfer instructions to the Issuer, the Issuer will pay all principal and interest on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar, unless we elect to make interest payments by check mailed to the noteholders at their address set forth in the register of Holders. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. TRUSTEE; PAYING AGENT AND REGISTRAR. U.S. Bank National Association, the Trustee under the Indenture, will initially act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder, and the Issuer or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

4. INDENTURE AND SECURITY DOCUMENTS. The Issuer issued the Notes under an Indenture, dated as of December [            ], 2011 (the “Indenture”), among the Issuer, the Subsidiary Guarantors party thereto and the Trustee. This Note is one of a duly authorized issue of Notes of the Issuer. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. Following the Issue Date, the Notes and the related Subsidiary Guarantees are secured obligations of the Issuer and the relevant Subsidiary Guarantors. The Notes and the related Subsidiary Guarantees are secured by a pledge of the Collateral pursuant to the Security Documents referred to in the Indenture. The Note Liens, which secure the Notes and the related Subsidiary Guarantees, and the New Credit Facility Liens are subject to the terms of the Intercreditor Agreement. Each Holder, by accepting a Note agrees that the Note Liens and the New Credit Facility Liens are subject to the terms of the Intercreditor Agreement. The Holders, by accepting a Note, hereby authorize and direct the Trustee and the Collateral Agent to enter into the Intercreditor Agreement on behalf of the Holders and agree that the Holders shall comply with the provisions of the Intercreditor Agreement applicable to them in their capacities as such to the same extent as if the Holders were parties thereto. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

5. OPTIONAL REDEMPTION.

(a) The Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time on or after the Issue Date upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date).

(b) If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis (or, in the case of Notes in global form, the Trustee will select Notes for redemption based on DTC’s method that most nearly approximates a pro rata selection), unless otherwise required by law or applicable stock exchange requirements.

(c) No Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

(d) If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption, unless the Issuer defaults in making the redemption payment. Any redemption or notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent.

6. MANDATORY REDEMPTION. The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Issuer may at any time and from time to time purchase Notes in the open market, in privately negotiated transactions or otherwise.

7. OFFERS TO REPURCHASE.

(a) Upon the occurrence of a Change of Control, the Issuer shall be required to make a Change of Control Offer in accordance with Section 4.09 of the Indenture.

(b) In accordance with Section 4.10 of the Indenture, the Issuer will be required to offer to purchase Notes upon the occurrence of certain events.

8. DENOMINATIONS, TRANSFER, EXCHANGE. Notes will be issued either in registered, global form or in registered, certificated form in minimum denominations of $1,000 and integral multiples of $1.00 in excess thereof. A Holder shall register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Issuer will not be required to transfer or exchange any note (or portion of a note) selected for redemption. Also, the Issuer will not be required to transfer or exchange any note for a period of 15 days before a selection of Notes to be redeemed.

9. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

10. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in Article 9 of the Indenture and Events of Default may be waived as provided in Article 6 of the Indenture.

11. DEFAULTS AND REMEDIES. If an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all of the Notes to be due and payable immediately by notice in writing to the Issuer and, in case of a notice by Holders, also to the Trustee specifying the respective Event of Default and that it is a notice of acceleration. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer or certain Restricted Subsidiaries occurs, the principal of, premium, if any, and interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

14. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee or an authenticating agent.

15. GOVERNING LAW. The laws of the State of New York shall govern and be used to construe the Indenture, the Notes and the Subsidiary Guarantees.

16. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

17. REFERENCE TO INDENTURE AND OTHER RELATED DOCUMENTS. Reference is hereby made to the Indenture, the Security Agreement, the Intercreditor Agreement and other Note Documents (copies of which are on file at the Corporate Trust Office of the Trustee) and all indentures and agreements supplemental thereto for a description of the rights thereunder of the Holders of the Notes, the nature and extent of the security therefor, the rights, duties, protections and immunities of the Trustee and the rights and obligations of the Issuer and the Subsidiary Guarantors thereunder, to all the provisions of which the Holder, by acceptance hereof, assents and agrees.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture and the Security Documents. Requests may be made to the Issuer at the following address:

Dune Energy, Inc.

Two Shell Plaza

777 Walker Street

Suite 2300

Houston, Texas 77002

Facsimile: (713) 229-6388

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s Soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.09 or 4.10 of the Indenture, check the appropriate box below:

☐  Section 4.09                     ☐  Section 4.10

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.09 or Section 4.10 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT B

FORM OF NOTATION OF GUARANTEE

For value received, each Subsidiary Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of December [            ], 2011 (the “Indenture”) among Dune Energy, Inc. (the “Issuer”), the Subsidiary Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”) and as Collateral Agent, (a) the due and punctual payment of the principal of, premium on, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Issuer to the Holders or the Trustee or Collateral Agent all in accordance with the terms of the Indenture and other Note Documents and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Subsidiary Guarantors to the Holders of Notes and to the Trustee and Collateral Agent pursuant to the Subsidiary Guarantee, the Indenture and other Note Documents are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

DUNE PROPERTIES, INC.

DUNE OPERATING COMPANY

By:
Name:
Title:

B-1